STATE STREET CORPORATION
MANAGEMENT SUPPLEMENTAL SAVINGS PLAN

Amended and Restated Effective as of January 1, 2014

TABLE OF CONTENTS

Page
ARTICLE I NAME AND PURPOSE OF PLAN AND DEFINITIONS                    1

1.1	Name and effective date 1

1.2	Status of Plan 1

1.3	Definitions 1
ARTICLE II ELIGIBILITY AND PARTICIPATION                                5

2.1	Eligibility to participate 5

2.2	Commencement of participation 5

2.3	Termination of participation 5
ARTICLE III DEFERRED COMPENSATION AGREEMENTS, MATCHING CREDITS, performance-based credits, NOTIONAL INVESTMENT OF ACCOUNTS                        6

3.1	Deferred Compensation Agreement; Elective Credits 6

3.2	Election procedures and deadlines. 6

3.3	Amount of deferrals. 6

3.4	Matching Credit 7

3.5	Accounts 7

3.6	Cancellation of Deferral Elections 7
ARTICLE IV VESTING                                            9

4.1	Vesting of Accounts 9
ARTICLE V PLAN DISTRIBUTIONS                                 10

5.1	Time and form of payment: Matching Credits and Performance-Based Credits 10

5.2	Time and form of payment: other portions of the Account 10

5.3	Special rules. 11

5.4	Unforeseeable emergency 12

5.5	Certain tax matters 12

5.6	Distribution of taxable amounts 12

5.7	Special Rule for 2007 12
ARTICLE VI ADMINISTRATION OF THE PLAN                             14

6.1	Plan Administrator 14

6.2	Outside services 14

6.3	Indemnification 14

6.4	Claims procedure 14

ARTICLE VII AMENDMENT AND TERMINATION                         15

7.1	Amendment; termination 15

7.2	Effect of amendment or termination 15
ARTICLE VIII MISCELLANEOUS PROVISIONS                             16

8.1	Source of payments 16

8.2	Other arrangements made subject to the Plan 16

8.3	No warranties 16

8.4	Inalienability of benefits 16

8.5	Reclassification of Employment Status 16

8.6	Expenses 16

8.7	No right of employment 17

8.8	Headings 17

8.9	Acceptance of Plan terms 17

8.10	Construction 17

EXHIBIT A    List of Employers                                     18
EXHIBIT B    Claims Procedures                                     19

ARTICLE I
NAME AND PURPOSE OF PLAN AND DEFINITIONS

1.1
Name and effective date. The Plan set forth herein is an amendment, restatement and continuation of the State Street Corporation 401(k) Restoration and Voluntary Deferral Plan, originally established effective July 1, 1999, as subsequently amended and restated effective January 1, 2008, and renamed the State Street Corporation Management Supplemental Savings Plan. This amendment and restatement reflects changes adopted by the Committee under the First and Second Amendments to the Plan as amended and restated effective January 1, 2008. Such amendments are effective as of the dates set forth in such First and Second Amendments. The Plan is further amended to reflect certain administrative changes, clarifications, and design changes, which further modifications are effective January 1, 2014 unless otherwise provided herein.

1.2
Status of Plan. The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA, and shall be interpreted and administered consistent with that intent. The Plan is intended to be operated in accordance with the requirements applicable to a “nonqualified deferred compensation plan” under Code section 409A and the regulations thereunder and shall be interpreted and administered consistent with that intent.

1.3
Definitions. When used herein, the following words shall have the meanings indicated below. Terms not defined herein shall have the meanings assigned to them in the State Street Salary Savings Program, as from time to time amended and in effect.

a.
“Account” means, for each Participant, an account established for his or her benefit under Section 3.5. All references to a Participant’s Account shall include, as the context requires, any sub-accounts that the Plan Administrator may establish.

b.
“Base Pay” means, in the case of any Employee for any period, the Employee’s regular base salary or wages, including differential pay (shift deferential and differential pay paid to an Employee while on military duty or otherwise), paid in the period in question for services rendered to the Employer as an Employee. The following special rules shall apply in determining an Employee’s Base Pay:

i.	Base Pay shall be determined without regard to the limitations of Section 401(a)(17) of the Code and without excluding amounts electively deferred under the Plan.

ii.
Base Pay includes any such amounts that would have been received by the individual from the Employer but for an election under this Plan or under Code sections 125, 132(f) or 401(k). Amounts under Code section 125 include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he or she has other health coverage. To the extent required by applicable law or IRS guidance, an amount will be treated as an amount under Code section 125 only if the Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan.

iii.
Base Pay excludes all other forms of compensation not listed above paid by an Employer, including but not limited to the following: all commissions and bonuses (including incentive pay), as well as supplemental wage payments, severance (however characterized), reimbursed expenses, life insurance premiums included in compensation for income tax purposes, amounts paid by an Employer to a Participant for not selecting Employer-provided medical coverage under the State Street Corporation Employee Benefit Plan, and any other items not constituting direct compensation for services.

c.	“Basic Plan” means the State Street Salary Savings Program, as from time to time amended and in effect.

d.
“Beneficiary” means the person or persons designated by the Participant in writing, subject to such rules as the Plan Administrator may prescribe, to receive benefits under the Plan in the event of the Participant’s death. Except for purposes of Section 5.4, in the absence of an effective designation at the time of the Participant’s death the Participant’s Beneficiary shall be his or her surviving Spouse or Domestic Partner, or, if the Participant is then unmarried or has no Domestic Partner or his or her Spouse or Domestic Partner does not survive, the Participant’s estate.

e.	“Committee” means the Executive Compensation Committee of the Board of Directors of State Street.

f.	“Credit” means any or all, as the context requires, of an Elective Credit, a Matching Credit, or a Performance-Based Credit.

g.	“Deferred Compensation Agreement” means the written (or electronic) agreement described in Section 3.1.

h.	“Disabled” means, for any Participant, that the Participant, as determined in the sole discretion of the Plan Administrator:

i.
is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

ii.
is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 6 months under an accident and health plan covering employees of the Employer.

i.	“Elective Credit” means an amount credited under Section 3.1.

j.	“Eligible Compensation” for a Plan Year means the sum of an Employee’s Base Pay for the Plan Year plus the Employee’s Incentive Pay for the Plan Year

k.	“Eligibility Date” means each December 1 or such other determination date(s) (such as the date open enrollment begins) as determined by the Plan Administrator.

l.	“Eligible Employee” means an Employee who meets the eligibility criteria set forth in Section 2.1.

m.
“Employee” means, except as otherwise provided by the Plan Administrator, a United States-based common-law employee of an Employer including, without limitation, such an employee while on a temporary international assignment outside of the U.S. and excluding, without limitation, a non-U.S. based employee who is temporarily residing in the U.S. while on a temporary international assignment to the U.S.

n.
“Employer” means any or all, as the context requires, of State Street and any other company (or branch) that (i) would be treated as a single employer with State Street under the first sentence of Treas. Regs. §1.409A-1(h)(3), and (ii) is shown on Exhibit A as described in clause (i) and as having adopted this Plan with State Street’s approval. Only an otherwise eligible Employee of State Street or another entity listed on Exhibit A may make an election to defer compensation under the Plan or be eligible to share in Matching Credits, but in determining whether a Separation from Service has occurred, service for

State Street or any other company that is described in clause (i) above shall be treated as service for the Employer.

o.	“Entry Date” means each January 1.

p.
“Incentive Pay” means, in the case of any Employee for any Plan Year, the Employee’s cash bonus and/or cash incentive pay (other than commissions) paid, in accordance with the Employer’s normal annual incentive bonus processing cycle, in the Plan Year under a bonus and/or incentive plan maintained by the Employer or pursuant to an agreement or other arrangement with the Employer, other than (i) any such bonus or incentive pay that is automatically deferred pursuant to the terms of such bonus and/or incentive plan, agreement or arrangement and/or (ii) any such bonus or incentive pay that is determined by the Plan Administrator, in advance of the deadline for electing any deferral hereunder, to be ineligible for deferral under the Plan. The following special rules shall apply in determining an Employee’s Incentive Pay:

i.	Incentive Pay shall be determined without regard to the limitations of Section 401(a)(17) of the Code and without excluding amounts electively deferred under the Plan.

ii.
Incentive Pay includes any such amounts that would have been received by the individual from the Employer but for an election under this Plan or under Code sections 125, 132(f) or 401(k). Amounts under Code section 125 include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he or she has other health coverage. To the extent required by applicable law or IRS guidance, an amount will be treated as an amount under Code section 125 only if the Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan.

q.
“Match-Eligible Compensation” means, for each Plan Year commencing on and after January 1, 2013, an amount calculated as the lesser of (i) the Employee’s Eligible Compensation, or (ii) $500,000, in either case reduced by the dollar limitation in effect with respect to the Plan Year under Code section 401(a)(17).

r.	“Matching Credit” means an amount credited under Section 3.4.

s.	“Participant” means an Employee who has an Account under the Plan.

t.
“Plan” means this State Street Corporation Management Supplemental Savings Plan (formerly the State Street Corporation 401(k) Restoration and Voluntary Deferral Plan), as from time to time amended and in effect.

u.	“Plan Administrator” means the Plan Administrator appointed pursuant to Section 6.1.

v.
“Performance-Based Credit” means amounts credited under Plan during certain Plan Years prior to January 1, 2014, which amounts were determined, in part, based upon whether a performance-based contribution was made under the Basic Plan for the Plan Year. .

w.
“Separation from Service” means a separation from service, within the meaning of Treas. Regs. §1.409A-1(h), with State Street and any other company that would be treated as a single employer with State Street under the first sentence of Treas. Regs. §1.409A-1(h)(3); and correlative terms shall be construed to have a corresponding meaning.

To the extent permitted by the Plan Administrator, the terms “written,” “in writing,” and terms of similar import shall include communications by electronic media.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

2.1
Eligibility to participate. An Employee who is an Eligible Employee on December 31, 2007 shall (subject to the last sentence of this Section 2.1) continue to be an Eligible Employee as of January 1, 2008. Any other Employee shall become an Eligible Employee on the first Eligibility Date he or she satisfies the requirements of both (a) and (b) below. For purposes of the foregoing, an Employee must:

(a)	have a title of Vice President or above, and

(b)
effective for Plan Years commencing on and after January 1, 2013, an annual rate of Base Pay which when added to Incentive Pay for a Plan Year that exceeds the dollar limitation in effect with respect to the Plan Year under Code section 401(a)(17) by $10,000 or more. Notwithstanding the foregoing, a Participant who timely elected to defer Base Pay or Incentive Pay earned in 2013 shall be deemed to remain an Eligible Employee through December 31, 2013.

An Eligible Employee shall remain an Eligible Employee during continuous employment by the Employer so long as he or she continues to satisfy the requirements of (a) and (b) above as of the applicable Eligibility Date for subsequent Plan Years.

2.2
Commencement of participation. Except as the Plan Administrator otherwise determines, any such determination to be made in a manner that is consistent with the requirements of Section 409A of the Code, and subject to the annual election process set forth in Section 3.2, an individual upon first becoming an Eligible Employee may elect to defer (a) Base Pay under Section 3.3(a) starting with Base Pay earned for the Plan Year that begins on the Entry Date next following his or her initial Eligibility Date, and (b) Incentive Pay under Section 3.3(b) starting with Incentive Pay earned for the Plan Year that begins on the Entry Date next following his or her initial Eligibility Date.

2.3
Termination of participation. The Plan Administrator may terminate an Employee’s participation in the Plan at any time. If an Employee’s participation in the Plan terminates hereunder, the Participant’s Account shall continue to be adjusted for notional earnings or other notional investment experience until it is distributed. No termination of participation shall result in a cessation or refund of deferrals for which the deferral election has already been made, except in a manner that is consistent with compliance with the requirements of Section 409A of the Code.

ARTICLE III
DEFERRED COMPENSATION AGREEMENTS, MATCHING CREDITS, PERFORMANCE-
BASED CREDITS, NOTIONAL INVESTMENT OF ACCOUNTS

3.1
Deferred Compensation Agreement; Elective Credits. An Eligible Employee may elect to defer a portion of his or her Base Pay and/or Incentive Pay earned during the applicable Plan Year by entering into a Deferred Compensation Agreement through the enrollment process established by the Plan Administrator for such Plan Year. An otherwise Eligible Employee who is not provided effective access to the enrollment process for a Plan Year shall be deemed ineligible to participate for such Plan Year. Elective Credits equal to the amounts deferred shall be credited to the Participant’s Account as soon as practicable after the deferral is withheld from pay.

3.2	Election procedures and deadlines.

(a)
Advance elections required. A Deferred Compensation Agreement with respect to Base Pay and/or Incentive Pay must be made in accordance with such procedures as the Plan Administrator may establish and prior to the beginning of the Plan Year in which such Base Pay and/or Incentive Pay is to be earned. .

A Deferred Compensation Agreement, once made, may not be modified or revoked after the applicable election deadline except as otherwise expressly provided in Article V below.

(b)
Other requirements. Except as otherwise determined by the Plan Administrator, a new Deferred Compensation Agreement must be timely executed for each Plan Year and shall be effective only if offered, accepted and approved by the Plan Administrator by the applicable deadline.

3.3	Amount of deferrals.

(a)
Base Pay. For each Plan Year, an Eligible Employee may elect to defer an amount from 1% to 25% (1% to 50% effective for Plan Years commencing on or after January 1, 2013), in whole percentages, of his or her Base Pay for the Plan Year. Notwithstanding the foregoing, the Plan Administrator may impose, in advance, a more restrictive minimum or maximum limit on the amount that may be deferred.

(b)
Incentive Pay. For each Plan Year or other applicable performance period an Eligible Employee may elect to defer an amount that is expressed either as a percentage (from 5% to 92%, in whole-percentage increments) of the Participant’s Incentive Pay for the Plan Year (or other period), or as a whole dollar amount not less than $1,000 and not exceeding 92% of such Incentive Pay. Effective for Plan Years commencing on and after January 1, 2014, for each Plan Year an Eligible Employee may elect to defer an amount that is expressed either as a percentage (from 5% to 100%, in whole-percentage increments) of the Participant’s net of FICA withholding Incentive Pay for the Plan Year (or other period), or as a whole dollar amount not less than $1,000 and not exceeding 100% of such net of FICA withholding Incentive Pay.

3.4
Matching Credit. For each Plan Year commencing on and after January 1, 2012, a Matching Credit shall be added to each Participant’s Account equal to the lesser of (a) 100% of the total amount, if any, deferred under all Deferred Compensation Agreements made by the Participant for such Plan Year, and (b) 5% of the Participant’s Match-Eligible Compensation for such Plan Year. Effective for Plan Years commencing on and after January 1, 2013, Matching Credits for a Plan Year shall be added to the Participant’s Account as soon as practicable following the earlier of (i) the last day of the Plan Year, or (ii) the last day of the calendar quarter following the date of the Participant’s Separation from Service or Disability.

3.5
Accounts. The Plan Administrator shall establish for each Participant an Account together with such sub-accounts as in the determination of the Plan Administrator are needed or appropriate to reflect the Credits described above as well as debits and other adjustments, including without limitation adjustments for notional (hypothetical) investment experience as described in this Section 3.5. The Plan Administrator shall designate for purposes of the Plan one or more existing investment or investment-fund alternatives (each, a “tracking option”), including, if the Plan Administrator so determines, a tracking option that offers a return of notional interest (for example, as in a bank savings account), and shall give each Participant and the Beneficiary(ies) of each deceased Participant for whom an Account continues to be maintained the opportunity to allocate his or her Account among the available tracking options. Amounts allocated under the Plan to a tracking option shall be treated as though notionally invested in that tracking option. In the absence of an affirmative allocation by a Participant or Beneficiary, the Plan Administrator may designate a default tracking option and treat all or a portion of the balance of any Account, or of any amount newly credited under the Plan, as being notionally invested in the default tracking option. The Plan Administrator shall periodically adjust Accounts to reflect increases or decreases attributable to these notional investments. Except as otherwise determined by the Plan Administrator, a Participant or Beneficiary may make notional investment changes once per calendar month (daily, commencing on and after October 1, 2012). The Plan Administrator may at any time and from time to time eliminate or add tracking options or substitute a new for an existing tracking option, including with respect to balances already notionally invested under the Plan. The Employer may, but need not, purchase securities or other investments with characteristics similar to the tracking options from time to time offered under the Plan, but any such securities or other investments shall remain part of the Employer’s general assets unless held in a trust described in Section 8.1 in a manner not inconsistent with the requirements of Section 409A(b) of the Code. By selecting a tracking option hereunder, a Participant agrees, on his or her behalf and on behalf of his or her Beneficiaries, that none of the Committee, the Plan Administrator, the Employer, or any of their agents or representatives, shall be liable for any losses or damages of any kind relating to any tracking option made available hereunder.

3.6
Cancellation of Deferral Elections. A Participant’s deferral elections under Section 3.1 shall be cancelled as to future deferrals if the Participant has an unforeseeable emergency described in Section 5.4 below. Effective November 1, 2014, a Participant’s outstanding Base Pay deferral election shall be cancelled if the Participant receives a hardship distribution under the Basic Plan pursuant to §1.401(k)-1(d)(3). A Participant may also cancel his or her deferral elections as to future deferrals upon the occurrence of any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months, provided such cancellation is made by the later of (a) the end of the calendar year in which such impairment occurs and (b) the 15th day of the third month following the date on which such impairment occurs. If a Participant’s deferral elections are cancelled pursuant to this Section 3.6, any later deferral election by the Participant will be subject to the timing requirements of Section 3.2.

ARTICLE IV
VESTING

4.1
Vesting of Accounts. The portions of each Account that reflect Performance-Based Credits and Matching Credits, and related adjustments, shall be fully vested upon the Participant’s completion of one Year of Vesting Service, or upon the Participant’s death, becoming Disabled, or attainment of age 65, the termination of the Plan, the full or partial termination of the Basic Plan with respect to the Participant, whichever is first to occur. The remainder of each Account shall be fully vested at all times. The fact that an Account or any portion thereof is fully vested shall not give the Participant (or his or her Beneficiary(ies)) or any other person any right to receive the value of such Account (as the same may from time to time be adjusted) except in accordance with the terms of the Plan.

ARTICLE V
PLAN DISTRIBUTIONS

5.1
Time and form of payment: Matching Credits and Performance-Based Credits. The portions of each Account that reflect a Participant’s Matching Credits and Performance--Based Credits, and related adjustments, shall be paid in a single lump sum to the Participant on the first business day of the month following the date that is six months after the date of the Participant’s Separation from Service..

5.2	Time and form of payment: other portions of the Account. Effective for the deferral of amounts earned on or after January 1, 2013:

(a)
Each Participant shall elect, not later than as part of his or her Deferred Compensation Agreement, whether the deferral of Base Pay and/or Incentive Pay accrued during the applicable Plan Year, if any, is to be paid or commence to be paid:

(i) at the same time and in the same form of payment as that specified in Section 5.1 above;
(ii) in annual installments over a period of from two (2) to ten (10) years commencing on the first business day of the month following the date that is six months after the date of the Participant’s Separation from Service. Each installment payment shall be determined by dividing the applicable Account balance (or remaining applicable Account balance) immediately prior to the payment date by the number of installments remaining to be paid; or
(iii) in the form of a lump sum payable as of a specified date that is at least 3 years after the effective date of the applicable Deferred Compensation Agreement, provided that if the Participant’s Separation from Service occurs prior to such specified date, the Participant’s benefits under the Plan shall be paid on the same date as that specified in Section 5.1 above.

(b)
A Participant may make a separate election each Plan Year with respect to Base Pay and Incentive Pay earned in the Plan Year that are subject to the election(s). In the absence of an affirmative election, the Participant shall be deemed to have elected payment of all subject deferrals in a single lump sum on the date specified in Section 5.1 above.

(c)
Subject to such additional rules and conditions as the Plan Administrator may prescribe, a Participant who has made or who is deemed to have made an election under this Section 5.2 may later change the timing of such election (or deemed election) (a “re-deferral election”) as long as the Participant remains an Employee at the time of the election, but only if all of the following additional conditions are satisfied: (i) the re-deferral election is made at least 12 months prior to the date on which payment would have otherwise been made or commenced; (ii) the re-deferral election cannot be given effect sooner than twelve (12) months after the date it becomes irrevocable; and (iii) the new payment (or payment commencement) date must follow by at least five (5) years the date on which the benefit would have been paid absent the re-deferral election.

(d)
For amounts earned prior to January 1, 2013 that have been deferred under the Plan, the payment of all portions of an Account payable under this Section 5.2 shall be governed by the Participant’s initial election or, if there has been a re-deferral election, the most recently effective such re-deferral election. The following information applies to amounts deferred prior to January 1, 2013, and is provided for pre-2013 deferral process historical context -- Notwithstanding the foregoing: (i) if payment is made to a Participant as of a specified date during his or her employment by the Employer, the payment terms for any Base Pay or Incentive Pay deferred from the Plan Year in which such distribution event occurred (“distribution-year deferrals”) shall be governed by a new payment election made at the time of the earliest Deferred Compensation Agreement applicable to any such distribution-year deferrals (and if there is no such new payment election, shall be deemed to have been elected to be paid in a single lump sum on the date specified in Section 5.1 above); and (ii) the payment election or deemed payment election made with respect to any distribution-year deferrals shall apply to any and all subsequent deferrals of amounts earned prior to January 1, 2013 unless the distribution-year deferral rule described in clause (v) above would apply to such subsequent deferrals.

5.3	Special rules.

(a)
Payments on account of Disability. Effective for Disability determinations after October 1, 2012, if the Participant is determined to be Disabled, the balance of a Participant’s Account shall be distributed to the Participant in a single lump sum as soon as administratively feasible following the date on which the Participant becomes Disabled, and in any event by the later of A) the fifteenth day of the third month following the date on which the Participant becomes Disabled, or B) the end of the calendar year in which the Participant becomes Disabled, in a manner that complies with Code section 409A.

(b)
Payment upon death. As soon as practicable (and in all events within 90 days) following a Participant’s death, the Participant’s remaining Account, if any, shall be distributed in a single lump sum cash payment to the Participant’s Beneficiary or Beneficiaries.

(c)
Rehire. Notwithstanding anything to the contrary in the Plan, in the event a Participant who has Separated from Service subsequently returns to employment with an Employer, payment of the Participant’s benefits under the Plan accrued prior to such Separation from Service shall not be suspended or otherwise delayed.

5.4
Unforeseeable emergency. If a Participant has a severe financial hardship resulting from an illness or accident of the Participant, his or her Federal Spouse, Beneficiary, or dependent (as defined in Code section 152(a)), a loss of property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control, he or she may request a withdrawal of a portion or all of his or her vested Account. No withdrawal may be made under this Section 5.4 to the extent that such emergency is or can be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. A withdrawal under this Section 5.4 will be permitted only to the extent reasonably necessary to satisfy the emergency need, which may include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal. The Plan Administrator shall have sole discretion to determine whether a withdrawal may be made under this Section 5.4 and the amount of the withdrawal that may be made.

5.5	Certain tax matters. Payments hereunder shall be reduced by required tax withholdings. To the extent any deferral or credit under the Plan results in current “wages” for FICA purposes, a

Participant’s Employer may reduce other pay of the Participant to satisfy withholding requirements related thereto; but if there is no other pay (or if the Employer fails to withhold from such other pay to satisfy its FICA withholding obligations), the Participant’s Account shall be appropriately reduced by the amount of the required withholding.

5.6
Distribution of taxable amounts. Notwithstanding the foregoing, if any portion of an Account is determined by the Plan Administrator to be includible, by reason of Section 409A of the Code, in a Participant’s or Beneficiary’s income, such portion shall be paid by the Employer (or by the Employers, on an allocated basis determined by the Plan Administrator) to such Participant or Beneficiary.

5.7
Special Rule for 2007. Notwithstanding any provision herein to the contrary, the Plan Administrator may establish special rules and procedures to permit Participants or Beneficiaries with an Account under the Plan (as in effect prior to January 1, 2008) and whose distribution date or dates with respect to such Account would fall after December 31, 2007 to elect, in a manner consistent with transition guidance under Section 409A of the Code, a new form and time of distribution (commencing not earlier than 2008), subject to such limitations and restrictions as the Plan Administrator may impose. A Participant who fails to elect a new form and time of distribution pursuant to this Section 5.7 shall be deemed to have revoked his or her previous distribution elections with respect to benefits that have not commenced as of December 31, 2007 and to have elected for all such benefits to be paid in accordance with the other provisions of this Article V. This Section 5.7 shall be effective as of January 1, 2007.

5.8
Timely Payments. A payment shall be treated as made upon the date specified under the Plan provided the payment is made at such specified date or a later date within the same calendar year or, if later, by the fifteenth (15th) day of the third calendar month following the date specified under the Plan. Further, a payment is not treated as an accelerated payment if the payment is made no earlier than 30 days before the date specified under the Plan. Notwithstanding the above, neither a Participant nor Beneficiary shall have any influence over the tax year in which a payment falls.

ARTICLE VI
ADMINISTRATION OF THE PLAN

6.1
Plan Administrator. Except as the Committee may otherwise determine, the Plan Administrator shall be the Executive Vice President-Global Human Resources as from time to time in office, and his or her delegates. The Plan Administrator shall have complete discretionary authority to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. However, no individual acting, directly or by delegation, as the Plan Administrator may determine his or her own rights or entitlements under the Plan. The Plan Administrator shall establish such rules and procedures, maintain such records and prepare such reports as it considers to be necessary or appropriate to carry out the purposes of the Plan.

6.2
Outside services. The Plan Administrator may engage counsel and such clerical, financial, investment, accounting, and other specialized services as the Plan Administrator may deem necessary or appropriate in the administration of the Plan. The Plan Administrator shall be entitled to rely upon any opinions, reports, or other advice furnished by counsel or other specialists engaged for that purpose and, in so relying, shall be fully protected in any action, determination, or omission made in good faith.

6.3
Indemnification. To the extent permitted by law and not prohibited by its charter and by-laws, State Street will indemnify and hold harmless every person serving (directly or by delegation) as Plan Administrator and the estate of such an individual if he or she is deceased from and against all claims, loss, damages, liability and reasonable costs and expenses incurred in carrying out his or her responsibilities as Plan Administrator, unless due to the gross negligence, bad faith or willful misconduct of such individual; provided, that counsel fees and amounts paid in settlement must be approved by State Street; and further provided, that this Section 6.3 will not apply to any claims, loss, damages, liability or costs and expenses which are covered by a liability insurance policy maintained by State Street or by the individual. The provisions of the preceding sentence shall not apply to any corporate trustee, insurance company, investment manager or outside service provider (or to any employee of any of the foregoing) unless State Street otherwise specifies in writing.

6.4
Claims procedure. The Plan Administrator has established the procedures set forth on Exhibit B for determining claims for benefits under the Plan. The Plan Administrator may modify or update Exhibit B from time to time without any amendment under Section 7.1 being required.

ARTICLE VII
AMENDMENT AND TERMINATION

7.1
Amendment; termination. By action of the Committee or its delegate, State Street reserves the absolute right at any time and from time to time to amend any or all provisions of the Plan, and to terminate the Plan at any time. In addition, the Plan Administrator shall have the right at any time and from time to time to make amendments to the Plan (in general or with respect to one or more individual Participants or Beneficiaries) that are administrative in nature and that do not materially increase the financial obligations of the Employer, including, without limitation, amendments coordinating the provisions of the Plan with the terms of any severance, separation or similar plan or agreement.

7.2
Effect of amendment or termination. No action under Section 7.1 shall operate to reduce the balance of a Participant’s Account as compared to such balance immediately prior to the effectiveness of such action, other than through a distribution upon a termination and liquidation of the Plan in accordance with the requirements of Treas. Regs. §1.409A-3(j)(4)(ix)).

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1
Source of payments. All payments hereunder to Participants and their Beneficiaries shall be paid from the general assets of the Employer, including for this purpose, if the Employer in its sole discretion so determines, assets of one or more trusts established to assist in the payment of benefits hereunder. Any trust established pursuant to the preceding sentence shall provide that trust assets remain subject to the employer’s general creditors in the event of insolvency or bankruptcy and shall otherwise contain such terms as are necessary to ensure that they do not constitute a “funding” of the Plan for purposes of the Code or ERISA.

8.2
Other arrangements made subject to the Plan. The Plan Administrator in its discretion may provide that other deferrals of compensation by persons providing services to an Employer shall be governed in whole or in part by the provisions of the Plan. In any case where an Employer has agreed to assume a deferred compensation obligation of another employer (for example, but without limitation, in connection with the transfer of employment of an individual from such other employer to the Employer assuming such deferred compensation obligations), the Plan Administrator may likewise provide that such assumed obligation, expressed as an account, shall be governed in whole or in part by the provisions of the Plan.

8.3
No warranties. Neither the Plan Administrator nor any Employer warrants or represents in any way that the value of a Participant’s Account will increase or not decrease. Each Participant (and his or her Beneficiary) assumes all risk in connection with any change in such value.

8.4
Inalienability of benefits. Except as required by law, no benefit under, or interest in, the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void.

8.5
Reclassification of Employment Status. Notwithstanding anything herein to the contrary, an individual who is not characterized or treated as a common law employee by an Employer shall not be eligible to participate in the Plan notwithstanding any determination of employee status by the Internal Revenue Service, a court of competent jurisdiction or otherwise. At the time when any individual is reclassified or deemed to be reclassified as a common law employee, the individual shall be eligible to participate in the Plan as of the Entry Date coinciding with or next following the reclassification date (to the extent such individual otherwise qualifies as an Eligible Employee hereunder). If the effective date of any such reclassification is prior to the actual date of such reclassification, in no event shall the reclassified individual be eligible to participate in the Plan retroactively to the effective date of such reclassification.

8.6	Expenses. The Employer shall pay all costs and expenses incurred in operating and administering the Plan.

8.7	No right of employment. Nothing contained herein, nor any action taken under the provisions hereof, shall be construed as giving any Participant the right to be retained in the employ of an Employer.

8.8	Headings. The headings of the sections in the Plan are placed herein for convenience of reference, and, in the case of any conflict, the text of the Plan, rather than such heading, shall control.

8.9
Acceptance of Plan terms. By executing a Deferred Compensation Agreement, a Participant agrees, on his or her behalf and on behalf of his or her Beneficiaries, to abide by the terms of the Plan and the determinations of the Plan Administrator with respect thereto.

8.10	Construction. The Plan shall be construed, regulated, and administered in accordance with the laws of the Commonwealth of Massachusetts and applicable federal laws.
IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by its duly respective duly authorized officer on the 15 day of September, 2014.
STATE STREET CORPORATION

By: __/s/ Alison A. Quirk_____
             Alison A. Quirk
Executive Vice President

EXHIBIT A
LIST OF EMPLOYERS
(as of December 31, 2013)

Currenex, Inc.
Elkins/McSherry, LLC
International Fund Services (N.A.), L.L.C.
Investment Management Services, Inc.
Investors California LLC
State Street Fund Services (U.S.) LLC (f.k.a. Palmeri Fund Administrators, Inc.)
State Street Fund Services (f.k.a. Palmeri Fund Administrators, Inc.)
Princeton Financial Systems, Inc.
State Street Bank & Trust Co. (U.S. branch)
State Street Bank & Trust Co. N.A.
State Street Bank & Trust Co. of CA.
State Street Bank & Trust Co. of NH

State Street Financial Services, Inc.
State Street Global Advisors Capital Management Trust Company
State Street Mass. Securities Corp.
State Street Mutual Fund Service Company, LLC
State Street Investment Management Solutions, LLC
State Street Public Lending Corp. (effective September 1, 2014) 04-2981072
State Street Boston Leasing Co., Inc. 04-2488283

EXHIBIT B
CLAIMS PROCEDURES
STATE STREET CORPORATION
DEFERRED COMPENSATION PLAN CLAIMS PROCEDURES

(Amended and Restated Effective January 1, 2014)

These Claims Procedures for filing and reviewing claims have been established and adopted for the State Street Corporation Management Supplemental Savings Plan, and the State Street Corporation Management Supplemental Retirement Plan (each, a “Plan,” and together, the “Plans”) and are intended to comply with Section 503 of ERISA and related Department of Labor regulations. These amended and restated Claims Procedures are effective for claims made under the Plans on or after January 1, 2008.

1.	In General. Any employee or former employee, or any person claiming to be a beneficiary with respect to such a person, may request, with respect to any of the Plans:

a)	a benefit payment,

b)	a resolution of a disputed amount of benefit payment, or

c)	a resolution of a dispute as to whether the person is entitled to the particular form of benefit payment.
A request described above and filed in accordance with these Procedures is a claim, and the person on whose behalf the claim is filed is a claimant. A claim must relate to a benefit which the claimant asserts he or she is already entitled to receive or will become entitled to receive within one year following the date the claim is filed.

2.
Effect on Benefit Requests in Due Course. Each Plan has established procedures for benefit applications, selection of benefit forms, designation of beneficiaries, determination of qualified domestic relations orders, and similar routine requests and inquiries relating to the operation of the Plan.

3.    Filing of Claims.

a)	Each claim must be in writing and delivered by hand or first-class mail (including registered or certified mail) to the Plan Administrator, at the following address:
GHR U.S. Benefits Planning
State Street Corporation
c/o Vice President, GHR-U.S. Benefits Planning
One Lincoln Street, 14th Floor
Boston, MA 02111
A claim must clearly state the specific outcome being sought by the claimant.

b)	The claim must also include sufficient information relating to the identity of the claimant and such other information reasonably necessary to allow the claim to be evaluated.

c)	In no event may a claim for benefits be filed by a Claimant more than 120 days after the applicable “Notice Date,” as defined below.

i)	In any case where benefits are paid to the Claimant as a lump sum, the Notice Date shall be the date of payment of the lump sum.

ii)
In any case where benefits are paid to the Claimant in the form of an annuity or installments, the Notice Date shall be the date of payment of the first installment of the annuity or payment of first installment.

iii)
In any case where the Plan (prior to the filing of a claim for benefits) determines that an individual is not entitled to benefits (for example (without limitation) where an individual terminates employment and the Plan determines that he has not vested) and the Plan provides written notice to such person of its determination, the Notice Date shall be the date of the individual’s receipt of such notice.

iv)
In any case where the Plan provides an individual with a written statement of his account as of a specific date or the amounts credit to, or charged against, his account within a specified period, the Notice Date with regard to matters describe in such statement shall be the date of the receipt of such notice by such individual (or beneficiary).

4.    Processing of Claims. A claim normally shall be processed and determined by the Plan Administrator within a reasonable time (not longer than 90 days) following actual receipt of the claim. However, if the Plan Administrator determines that additional time is needed to process the claim and so notifies the claimant in writing within the initial 90-day period, the Plan Administrator may extend the determination period for up to an additional 90 days. In addition, where the Plan Administrator determines that the extension of time is required due to the failure of the claimant to submit information necessary in order to determine the claim, the period of time in which the claim is required to be considered pursuant to this Paragraph 4 shall be tolled from the date on which notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information. Any notice to a claimant extending the period for considering a claim shall indicate the circumstances requiring the extension and the date by which the Plan Administrator expects to render a determination with respect to the claim. The Plan Administrator shall not process or adjudicate any claim relating specifically to his or her own benefits under a Plan.

5.    Determination of Claim. The Plan Administrator shall inform the claimant in writing of the decision regarding the claim by registered or certified mail posted within the time period described in Paragraph 4. The decision shall be based on governing Plan documents. If there is an adverse determination with respect to all or part of the claim, the written notice shall include:

a)	the specific reason or reasons for the denial,

b)	reference to the specific Plan provisions on which the denial is based,

c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary,

d)
reference to and a copy of these Procedures, so as to provide the claimant with a description of the relevant Plan’s review procedures and the time limits applicable to such procedures, a description of the claimant’s rights regarding documentation as described in Paragraph 9, and

e)	a statement of the claimant’s rights under Section 502(a) of ERISA to bring a civil action with respect to an adverse determination upon review of an appeal filed under Paragraph 6.

For purposes of these Procedures, an adverse determination shall mean determination of a claim resulting in a denial, reduction, or termination of a benefit under a Plan, or the failure to provide or make payment (in whole or in part) of a benefit or any form of benefit under a Plan. Adverse determinations shall include denials, reductions, etc. based on the claimant’s lack of eligibility to participate in the relevant Plan. All decisions made by the Plan Administrator under these Procedures shall be summarized in a report to be maintained in the files of the Plan Administrator. The report shall include reference to the applicable governing Plan provision(s) and, where applicable, reference to prior determinations of claims involving similarly situated claimants.

6.    Appeal of Claim Denials - Appeals Committee. A claimant who has received an adverse determination of all or part of a claim shall have 60 days from the date of such receipt to contest the denial by filing an appeal. An appeal must be in writing and delivered to the Plan Administrator. An appeal will be considered timely only if actually received by the Plan Administrator within the 60-day period or, if sent by mail, postmarked within the 60-day period. The timely review will be completed by the Appeals Committee and should be sent to:
Appeals Committee
State Street Corporation
c/o Vice President, GHR-U.S. Benefits Planning
One Lincoln Street, 14th Floor
Boston, MA 02111

The Appeals Committee shall meet at such times and places as it considers appropriate, shall keep a record of such meetings and shall periodically report its deliberations to the Plan Administrator. Such reports shall include the basis upon which the appeal was determined and, where applicable, reference to prior determinations of claims involving similarly situated claimants. The vote of a majority of the members of the Appeals Committee shall decide any question brought before the Appeals Committee.
7.    Consideration of Appeals. The Appeals Committee shall make an independent decision as to the claim based on a full and fair review of the record. The Appeals Committee shall take into account in its deliberations all comments, documents, records and other information submitted by the claimant, whether submitted in connection with the appeal or in connection with the original claim, and may, but need not, hold a hearing in connection with its consideration of the appeal. The Appeals Committee shall consider an appeal within a reasonable period of time, but not later than 60 days after receipt of the appeal, unless the Appeals Committee determines that special circumstances (such as the need to hold a hearing) require an extension of time. If the Appeals Committee determines that an extension of time is required, it will cause written notice of the extension, including a description of the circumstances requiring an extension and the date by which the Appeals Committee expects to render the determination on review, to be furnished to the claimant before the end of the initial 60-day period. In no event shall an extension exceed a period of 60 days from the end of the initial period; provided, that in the case of any extension of time required by the failure of the claimant to submit information necessary for the Appeals Committee to consider the appeal, the period of time in which the appeal is required to be considered under this Paragraph 7 shall be tolled from the date on which notification of the extension is sent to the claimant until the date on which the claimant responds to the Appeals Committee’s request for additional information.

8.    Resolution of Appeal. Notice of the Appeals Committee’s determination with respect to an appeal shall be communicated to the claimant in writing by registered or certified mail posted within the time period described in Paragraph 7. If the determination is adverse, such notice shall include:

a)	the specific reason or reasons for the adverse determination,

b)	reference to the specific plan provisions on which the adverse determination was based,

c)	reference to and a copy of these Procedures, so as to provide the claimant with a description of the claimant’s rights regarding documentation as described in Paragraph 9, and

d)	a statement of the claimant’s rights under Section 502(a) of ERISA to bring a civil action with respect to the adverse determination.

9.    Certain Information. In connection with the determination of a claim or appeal, a claimant may submit written comments, documents, records and other information relating to the claim and may request

(in writing) copies of any documents, records and other information relevant to the claim. An item shall be deemed relevant to a claim if it:

a)	was relied on in determining the claim,

b)	was submitted, considered or generated in the course of making such determination (whether or not actually relied on), or

c)
demonstrates that such determination was made in accordance with governing Plan documents (including, for this purpose, these Procedures) and that, where appropriate, Plan provisions have been applied consistently with similarly situated claimants.

The Plan Administrator shall furnish free of charge copies of all relevant documents, records and other information so requested; provided, that nothing in these Procedures shall obligate State Street Corporation ("State Street"), the Plan Administrator, or any person or committee to disclose any document, record or information that is subject to a privilege (including, without limitation, the attorney-client privilege) or the disclosure of which would, in the Plan Administrator’s judgment, violate any law or regulation.
10.    Rights of a Claimant Where Appeal is Denied.

a)
The claimant’s actual entitlement, if any, to bring suit and the scope of and other rules pertaining to any such suit shall be governed by, and subject to the limitations of, applicable law, including ERISA. By extending to an employee or former employee the right to file a claim under these Procedures, neither State Street nor any person or committee appointed as Plan Administrator acknowledges or concedes that such individual is a participant in any particular Plan within the meaning of such Plan or ERISA, and reserves the right to assert that an individual is not a participant in any action brought under Section 502(a).

b)	In no event may any legal proceeding regarding entitlement to benefits or any aspect of benefits under the Plan be commenced later than the earliest of
i)two years after the applicable Notice Date; or
ii)one year after the date a claimant receives a decision from the Appeals Committee regarding his appeal, or
iii)the date otherwise prescribed by applicable law.

c)	Before any legal proceeding can be brought, a participant must exhaust the claim appeals procedures as set forth herein.
11.    Special Rules Regarding Disability. Certain benefits under the Plans are contingent upon an individual’s incurring a disability. Where a claim requires a determination by State Street as to whether an individual is “disabled” as defined under the Plan, the additional rules set forth in Schedule 1 to these Procedures shall apply to the claim. However, where disabled status is based upon actual entitlement to benefits under a separate plan in which the individual participates or is otherwise covered, the determination of such status for purposes of each Plan shall be made under such separate disability plan, and any claims or disputes as to disabled status under such plan or program shall be resolved in accordance with the procedures established for that purpose under the separate plan or program.

12.    Authorized Representation. A claimant may authorize an individual to represent him/her with respect to a claim or appeal made under these Procedures. Any such authorization shall be in writing, shall clearly identify the name and address of the individual, and shall be delivered to the Plan Administrator at the address listed in Paragraph 3. On receipt of a letter of authorization, all parties authorized to act under these Procedures shall be entitled to rely on such authorization, until similarly revoked by the claimant. While an authorization is in effect, all notices and communications to be provided to the claimant under these Procedures shall also be provided to his/her authorized representative.

13.    Form of Communications. Unless otherwise specified above, any claim, appeal, notice, determination, request, or other communication made under these Procedures shall be in writing, with original signed copy delivered by hand or first class mail (including registered or certified mail). A copy or advance delivery of any such claim, appeal, notice, determination, request, or other communication may be made by electronic mail or facsimile. Any such electronic or facsimile communication, however, shall be for the convenience of the parties only and not in substitution of a writing required to be mailed or delivered under these Procedures, and receipt or delivery of any such claim, appeal, notice, determination, request, or other written communication shall not be considered to have been made until the actual posting or receipt of original signed copy, as the case may be.

14.    Reliance on Outside Counsel, Consultants, etc. The Plan Administrator and the Appeals Committee may rely on or take into account advice or information provided by such legal, accounting, actuarial, consulting or other professionals as may be selected in determining a claim or appeal, including those individuals and firms that may render advice to State Street or the Plans from time to time.

15.    Amendment of Procedures - Interpretation. These Procedures may be modified at any time and from time to time by written action of the Plan Administrator and shall be deemed automatically modified to incorporate any requirement attributable to a change in the applicable Department of Labor regulations after the date hereof. The Plan Administrator shall have complete discretion to interpret and apply these Procedures, including, for purposes of applying these Procedures, such regulations. Further, nothing in these Procedures shall be construed to limit the discretion of the Plan Administrator or its designee to interpret the Plans or, subject to the right of appeal of an adverse determination, the finality of the decision of the Plan Administrator or its designee, all as set forth in the Plans.

Schedule 1
Special Rules Regarding Certain
Disability Claims

Pursuant to Paragraph 11 in the Claims Procedures, the following special rules supplement the Claims Procedures and apply only in the case of a claim (“Disability Claim”) which requires a determination by State Street as to whether an individual is “disabled” as defined under the Plan.
Time to Process Claims. The Plan Administrator will process and inform the claimant of the determination of the Disability Claim in accordance with Paragraphs 4 and 5 of the Claims Procedures, except that a period of 45 days shall apply instead of the initial 90 days in which to process and determine the Disability Claim. This period may be extended initially by the Plan Administrator for 30 days if the claimant is notified before the end of the original 45-day period that the extension is necessary due to matters beyond the control of the Plan Administrator. This 30-day extension period may be extended by the Plan Administrator for an additional 30 days if the claimant is notified before the end of the first 30-day extension that the extension is necessary due to circumstances beyond the control of the Plan Administrator. Any notice of an extension will explain the reason for the extension, when the Plan Administrator expects to rule on the Disability Claim, the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the Disability Claim, and any additional information needed to resolve those issues. If the claimant is informed that he/she needs to provide additional information necessary to resolve Disability Claim issues, the claimant will have 45 days from the date he/she receives the extension notice to provide the additional information.
Determination of Claim and Notice of Determination. If disabled status is based on eligibility for benefits under a long-term disability plan maintained by State Street, the Plan Administrator will determine which long-term disability plan is the applicable plan for the claimant, and whether the claimant would be certified as disabled under such long-term disability plan by applying the standards and definitions used in the long-term disability plan. The Plan Administrator may require and rely on the written report or certification from a licensed physician selected or approved by the Plan Administrator. In addition to the requirements of Paragraph 5 in the Claims Procedures, any written notice of an adverse determination of a Disability Claim will include a copy of any internal rules, guidelines, protocols, or other similar criteria that were relied on in the decision-making, or a statement that the determination was based on the applicable items mentioned above, and that copies of the applicable items will be provided, free of charge, on the claimant’s request. In addition, if the adverse determination is based on a medical necessity, experimental treatment or similar exclusion or limit, the notice will contain an explanation of the scientific or clinical judgment used in the determination, applying the terms of the relevant long-term disability plan to the claimant’s medical circumstances, or a statement that such explanation will be provided, free of charge, upon the claimant’s request.
Appeal of a Claim Denial. Notwithstanding Paragraph 6 of the Claims Procedures, a claimant who has received an adverse determination of all or part of a Disability Claim shall have 180 days from the date of receipt to appeal the denial (“Disability Appeal”). Notwithstanding Paragraph 7 of the Claims Procedures, review of a Disability Appeal will be conducted by the Appeals Committee without deference to the initial adverse benefit determination by the Plan Administrator, and no member of the Appeals Committee will participate in the review of a Disability Claim if such member made the adverse benefit determination that is the subject of the Disability Appeal or is the subordinate of the person who made such determinations.
If the adverse determination was based in whole or in part on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental,

investigational, or not medically necessary or appropriate, the Appeals Committee shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who was not consulted in connection with the initial claim denial (and who is not the subordinate of any such person). Any medical or vocational experts whose advice was obtained will be identified, without regard to whether the advice was relied upon in making the benefit determination. Notwithstanding Paragraphs 7 and 8 of the Claims Procedures, the Appeals Committee shall consider and communicate its determination with respect to a Disability Appeal within a reasonable time, but not later than 45 days after receipt of the Disability Appeal, unless special circumstances require an extension for processing, in which case a decision will be made within a 45-day extension period.
Resolution of Appeal. In addition to the information required by Paragraph 8 of the Claims Procedures, any written notice by the Appeals Committee of an adverse determination on a Disability Appeal will include a description of any specific internal rules, guidelines, protocols, or other similar criteria that were relied on in making the decision, or a statement that the decision was based on the applicable items mentioned above, and copies of the applicable items will be provided, free of charge, upon the claimant’s request. In addition, if the adverse determination of the Disability Appeal is based on a medical necessity, experimental treatment or similar exclusion or limit, the notice will contain an explanation of the scientific or clinical judgment used in the determination, applying the terms of the relevant long-term disability plan to the claimant’s medical circumstances, or a statement that such explanation will be provided, free of charge, at the claimant’s request.